                                                                   EXHIBIT 10.12

                         AMENDMENT NUMBER TWO TO LEASE


     This Amendment Number Two to Lease, dated October 24, 1995, (the "Amendment"), for reference purposes only, is hereby made a part of that certain lease dated January 1, 1989, by an between KB Management Company, as "Lessor", and UDT Sensors, Inc., successor in interest United Detector Technology, a division of ILC Technology, as "Lessee", for that certain Premises being two single story and free standing buildings of office and warehouse space and surrounding parking areas commonly known as 12515 Chadron Avenue (north building) and 12525 Chadron Avenue (south building), Hawthorne, California containing approximately 21,000 and 37,500 square feet respectively, (the "Lease").

     1.   Effective Date.  Notwithstanding the date first set forth above, the
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effective date of this Amendment will be July 1, 1995, (the "Effective Date").

     2.   Parties.  Lessor's name is hereby amended to A & R Management and
          -------
Development Co., a California general partnership, and Stanley Black and Joyce Black, (the "Lessor"). Lessee's name is here amended to UDT Sensors, Inc., a California corporation.

     3.   Insurance.  In accordance with First Amendment to Lease Paragraph 1,
          ---------
Lessee is the Insuring Party for the Premises. Lessee shall maintain property insurance and liability insurance in accordance with Paragraph 8, and name Lessor on Lessee's insurance policies as follows:

          3.01  Property Insurance.  In accordance with Lease Paragraph 8.3,
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Lessee shall maintain property insurance which will equal to the full replacement cost of the Premises, as the same shall exist from time to time. Lessor and Lessee hereby agree that the amount of replacement cost insurance that Lessee is to maintain for 12515 Chadron is currently $1,155,000.00 and for
                                                          -------------
12525 Chadron is currently $2,062,500.00 exclusive of Lessee's Personal
                           -------------
Property, Lessee's Tenant Improvements, Lessee Owned Alterations and Utility Installations. Further, in accordance with Lease Paragraph 8.3(b) Lessee shall maintain Rental Value insurance.

          Lessee will name A & R Management and Development Co., a California general partnership, Stanley Black and Joyce Black as additional insureds as their interest may appear, and as loss payees as their interest may appear.

          3.02  Liability Insurance.  Lessee will name additional insureds as
                -------------------
follows:

          A & R Management and Development Co., a California general partnership, Stanley Black and Joyce Black as "Owners", and Charles Dunn Company, as "Managing Agent".

     4.   Term.  In accordance with the Lease and Addendum Number One, the Term
          ----
of the Lease is January 1, 1989 through October 31, 1995. Lessor and Lessee hereby agree to extend the Term by ten (I years commencing July 1, 1995 through June 30, 2005, (the "Extension Period"). Lessee's option to extend the Lease in Addendum Number One for a five (5) year period commencing November 1, 1995 through October 31, 2000 is hereby canceled and of no further force and effect.

     5.   Base Rent.  Lessee shall pay monthly Base Rent for the Premises in
          ---------
advance on the first day of each month of the Extension Period as follows:

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

          Year 1: (July 1, 1995 - June 30, 1996) $26,000.00 triple net (NNN) per month. Each year thereafter, fixed 3.0% annual increases over the prior year's Base Rent.

     6.   Option to Extend Lease Term (One (1) five (5) Year Option).
          ----------------------------------------------------------

          6.01 Option to Extend.  Providing Lessee is not in default under the
               ----------------
terms and conditions of the Lease, and/or any addendum or any amendments attached thereto, Lessee is hereby granted one (1) five (5) year option (the "Option Period") to further extend the Term. Lessee shall provide written notice to Lessor not later than six (6) months prior to the expiration of the Extension Period of Lessee's intention to exercise said option, time being of essence. Said Option Period shall be under the same terms, conditions, and provisions as set forth in the Lease and this Amendment, except that the Base Rent for the Option Period shall be adjusted as outlined herein below.

          6.02 Rent for Option Period.  Upon Lessor's receipt of Lessee's notice
               ----------------------
of intention to exercise said option, Lessor and Lessee shall meet to mutually agree upon the fair market value rental rate for the Option Period by no later than three (3) months prior to the expiration of the Extension Period. In the event Lessor and Lessee cannot agree on the rental rate, the Option Period shall be of no force and effect.

     7.   Tenant Improvements.  Lessor and Lessee agree that Lessor and Lessee
          -------------------
and/or their representatives have inspected the Premises together and in consideration of Lessee executing this Amendment, Lessor shall perform certain tenant improvements at Lessor's sole cost and expense, (the "Tenant Improvements") on a one time basis only as follows:

     Building #1 12525 Chadron (south building)
     Building #2 12515 Chadron (north building)

          1.   Remove one (1) underground storage tank from parking lot.
          2.   Repair existing roofs on buildings #1 and 2.
          3. Perform general repairs at emergency exit located at the northeast comers of buildings #1 and 2.
               a) Cover open sump at the northeast corners of buildings #1 and 2 and perform related minor repairs as required.
          4.   Pave easement at rear of building #1.
          5. Renovate 2 restrooms in building #1 and 2 restrooms in building #2 as follows:
               a) Remove existing toilets and replace with new toilets (Kohler model no. K3520 elongated bowls or equivalent).
               b.) Replace existing sinks, tile, walls, stalls and light fixtures.
          6.   Encapsulate asbestos tile in receiving area.

          7. Build new lunch room in building #2 with 2 restrooms, including one shower in each restroom. Size and scope to be in accordance with City of Hawthorne requirements. See Exhibit "A"- Lunch Room Plan attached hereto.

          8.   Touch up exterior paint on both buildings.
          9.   Touch up paint on interior doors and halls in both buildings.
          10. Repair and stripe parking lots for both buildings including parking areas in front of both buildings.
          11. Repair chain link fence and gate at the parking lot commonly known as 12605 Chadron.

          12. Lessor shall give Lessee an allowance of UP TO $13,000.00 for purposes of installing drainage and/or sensing systems in the "wafer room" located in building #1. Said allowance shall be given

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

to Lessee within 30 days of Lessee completing its work and presenting paid invoices and lien releases of up to $13,000.00 to Lessor.

          13. Install a fire sprinkler system in building #2. Said sprinkler system shall be a "Group 3" ordinary hazard system suitable for office or warehouse use. Pendent heads in office area shall be semi-recessed throughout.

          14.  Raise walkway between buildings allowing for drainage.
          15. Repair west side of street (Chadron Avenue). Fill pot holes and resurface only.
          16. Provide covered walkway between the buildings if allowed by governing agency.
          17.  Remodel main lobby.  Maximum allowance $5,000.00.

     8.   Cabinet Work.  In addition to the Tenant Improvements above, Lessor
          ------------
shall also furnish and install cabinets and rough plumbing and electrical for same in the new lunch room (the "Cabinet Work"); however, Lessee will reimburse Lessor for the cost of the Cabinet Work in tile form of a tenant improvement loan payable to Lessor in equal monthly payments commencing effective July 1, 1995 along with the Base Rent under the same terms and conditions as paying Base Rent under the Lease. The cost of the Cabinet Work will be amortized over ten
(10) years at nine percent (9%) interest.

     For example
     -----------
     Cost of Cabinet Work                       $15,000.00
     Number of months in extension period              120
     Interest rate                                     2Y2
     Monthly payment                            $   188.60

Lessor and Lessee hereby agree that the Cabinet Work is limited to furnishing and installing the cabinets including the rough plumbing and electrical for same, and does not include any appliances. Lessee shall furnish, and pay for the cost of any and all appliances directly to the supplier at Lessee's sole cost and expense, and Lessor will install such appliances.

     9.   Construction.
          ------------

     Lessor hereby warrants that Lessor will diligently pursue obtaining building permits once this Amendment is fully executed. Further, Lessor warrants that Lessor will commence construction of the work to be performed by Lessor hereinabove within ten (10) days of Lessor obtaining all applicable building permits and will diligently pursue construction (as prescribed by such building permits) to substantial completion within four (4) months of obtaining the permits. Lessor will not be required to perform any work that does not comply with the governing agencies requirements.

     Lessor and Lessee hereby agree that construction shall be performed to the mutual reasonable satisfaction of both Lessor and Lessee. If the building permits for the lunch room are not obtained within six (6) months of the full execution date of this Amendment, then at the end of said six (6) month period the lease terms will be renegotiated.

     Lessor hereby recognizes that there are certain work areas of the Premises that contain clean rooms or other specialized rooms in which there cannot be any construction performed during Lessee's normal business day hours (i.e. Monday through Friday 7:00 a.m. - 4:00 p.m.). Therefore, in terms of installing the fire sprinkler system and for availability of the parking lot for performing work, Lessor will endeavor to perform such work during a mutually convenient time during Lessee's normal business day hours or at such other mutually agreed times after Lessee's normal business day hours so as to cause the least amount of disruption as possible in those two (2) areas. However, as to performing work in the bathrooms and general

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

office areas Lessor will make an effort to keep dust and noise at a minimum to avoid disturbance during Lessee's normal business hours. Lessee will not be responsible to pay the cost of any overtime or premium time.

     Lessor will give Lessee at least five (5) days prior notice of the commencement of the scope of work to be accomplished. Such prior notice will be verbally agreed to by Lessor's and Lessee's respective construction representatives, and Lessor shall follow up with a written confirmation to Lessee by either fax or mail. Lessor and Lessee hereby agree that their respective construction representative's are Fred Posner, and Tim Scroggins, or their assignees.

Force Majeure
-------------

     Notwithstanding any provision contained in this Lease to the contrary relative to all work to be completed by Lessor under this Lease, if Lessor shall be delayed at any time in the process of obtaining building permits, or in the construction of the work to be performed by Lessor by Acts of God, extra work or by changes ordered in the construction by Lessee, by labor trouble, or shortage, arbitration proceedings, acts of public utilities, public bodies or inspectors, unusual delay in transportation, unavailability of materials (whether simply unavailable or unavailable at normal prices), unavoidable casualties, rain or stormy weather conditions, act of Lessee or Lessee's agents, or by any other cause beyond the reasonable control of Lessor, then, the four (4) month time period set forth above that Lessor has to substantially complete construction will be extended by the period of such delay.

     10.  Purchase Option.
          ---------------

          10.01  Purchase Option.  Providing Lessee is not in default under the
                 ---------------
terms and conditions of the Lease, and/or any addendum or any amendments attached thereto, Lessee and/or Deepak Chopra, Ajay Mehra, or another nominee of Lessee's choice, shall have the right to purchase the Premises upon six (6) months prior written notice to Lessor. The purchase price will be a base purchase price of two million eight-hundred thousand dollars ($2,800,000.00) plus the unamortized balances of the cost of the Tenant Improvements and the Cabinet Work. The base purchase price of $2,800,000.00 will be fixed for the first four (4) years of the Extension Period, each year thereafter the base purchase price will be increased by the Consumer Price Index (CPI) over the prior year. For purposes of calculating the unamortized balance of tile cost of the Tenant Improvements, the cost will be amortized over ten (10) years at no interest on a straight-line basis. Lessor and Lessee hereby agree that the cost of the Tenant Improvement work is $200,000.00, and the cost of the Cabinet Work is $15,000.00. The following example illustrates how the purchase price would be calculated if Lessee were to purchase the Premises at the commencement of the fourth (4) year of the Extension Period.

     An example:
     -----------
     Cost of Tenant Improvements                                    $  200,000.00
     Number of months in Extension Period                  /1 20=$1,666.67 per mo.
     Number of months remaining                                              x 84
                                                           ----------------------
     Unamortized balance of cost of Tenant Improvements =              140,000.00

     Cost of Cabinet Work                                           $   15,000.00
     Monthly payment                                                       188.60
     Number of months remaining                                              x 84
     Unamortized balance of cost of Cabinet Work                    $   11,868.24
     (i.e. the present value at end of 36th month)


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

     Base purchase price                                            $2,800,000.00
     Cost of Tenant Improvements balance                               140,000.00
     Cost of Cabinet Work balance                                       11,868,14
     Total Purchase Price                                           $2,951,868.24

          10.02  Right of First Refusal to Purchased.  Providing Lessee is not
                 -----------------------------------
in default under the terms and conditions of the Lease, and/or any addendum or any amendments attached thereto, Lessee and/or Deepak Chopra, Ajay Mehra or another nominee of Lessee's choice, shall have a right of first refusal to purchase the Premises by advising Lessor in writing within ten (10) days after Lessee receives Lessor's notice of Lessor's acceptance of an offer to purchase, which notice shall include a copy of the offer to purchase accepted by Lessor. Throughout the Extension Period, Lessor shall forward to Lessee, copies of each and every offer to purchase accepted by Lessor as required herein. Lessor's and Lessee's notices to the other shall be sent by certified mail return receipt requested. Lessee's purchase shall be on the same terms and conditions as the offer to purchase Lessor receives, but not to exceed the amount as specified in paragraph 10.01 hereinabove. Within five (5) days of Lessor receiving Lessee's notice, Lessor and Lessee shall open an escrow with an escrow company of Lessor's choice. Upon opening of escrow Lessee shall deposit $100,000.00 in cash with the escrow company. If Lessee fails to deposit said sum upon opening of escrow, Lessee's right of first refusal shall be of no further force and effect. This amount shall also serve as liquidating damages if Lessee (buyer) does not complete said transaction.

          10.03  Consumer Price Index.  As used herein the Term CPI shall mean
                 --------------------
the Consumer Price Index of the US Department of Labor All Urban Consumers, Los Angeles-Anaheim-Long Beach (1982-84=100) All Items. In the event the CPI shall be discontinued, then Lessor and Lessee shall agree on using the index most nearly the same as the CPI, or any such other index mutually agreed upon by Lessor and Lessee.

     11.  Damage or Destruction (See Lease Paragraph 9).
          ---------------------------------------------

          11.01  Total Destructions.  Notwithstanding any other provision of the
                 ------------------
Lease, in the event the "wafer room" located in building #1 is more than fifty percent (50%) destroyed and it is impossible to substantially repair or replace the related equipment, then upon providing reasonable evidence to Lessor that repair or replacement is not possible, Lessee may cancel this Lease as it pertains to building #1 only. Lessee shall provide Lessor a prior written notice of Lessee's intention to cancel the Lease. As a condition to Lessee's right to cancel the Lease, Lessee shall pay to Lessor at the same time as providing Lessee's notice, six (6) months of the then applicable scheduled rent as of the effective date of the cancellation of the Lease plus the unamortized portion of the cost of the Tenant Improvements as of the effective date of the cancellation of the Lease.

     11.  Damage or Destruction (Continued):  The applicable scheduled rent for
          ---------------------------------
both buildings as of the Effective Date of the Extension Period is allocated as follows:

     Building #1 (37,500 sq. ft.) allocation      $15,000.00
     Building #2 (21,000 sq. ft.) allocation      $11,000.00
                                                  ----------
     Total Base Rent for both building at
          commencement of Extension Period        $26,000.00

In addition, Lessee shall turn building #1 back to Lessor in a broom-clean condition with all of Lessee's equipment and personal property removed, and any and all damage repaired to building #1 related to the removal of Lessee's equipment and personal property.

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

          11.02  Partial Damage.  In the event of Partial Damage which is an
                 --------------
Insured Loss, Lessor warrants that Lessor will diligently pursue obtaining building permits within ten (10) days of the loss. Further, Lessor warrants that Lessor will commence construction of the repair work within ten (10) days of Lessor obtaining all applicable building permits and will diligently pursue the required repairs (as prescribed by such building permits) to completion. If Lessor fails to perform as required in this paragraph hereinabove, Lessee shall have the right to terminate the Lease if, and only if, Lessor continues to fail to perform within ten (10) days after Lessor receives a written notice from Lessee advising Lessor's failure to perform.

     12.  Use.  Notwithstanding anything to the contrary set forth in the Lease,
          ---
Lessee hereby agrees to use the Premises in accordance with the following:

          a) "Hazardous Materials" shall mean any substance, material, waste, gas or particulate matter which is regulated by any local, state or federal authority including, but not limited to, petroleum; radioactive, nuclear or toxic waste or materials; asbestos; polychiorinated biplienyl's (PCB's); urea formaldehyde foam insulation; freon or freon-containing equipment, which is or becomes regulated; any material or substance designated or defined as a "Hazardous Substance", "Toxic Substance" or Hazardous Waste" in Section 25117 of the Health and Safety Code of the State of California or under any successor section or other provision of California law; Section 311 of the Clean Water Act (33 U.S.C., Section 1251 et seq.); the Comprehensive Environmental Response,
                         -- ---
Compensation and Liability Act of 1980; the Resource Conservation and Recovery Act of 1976; the Hazardous Materials Transportation Act; and any other laws and ordinances governing similar matter now or hereinafter enacted or any regulations adopted or publications promulgated pursuant thereto (hereinafter collectively referred to as the "Regulations"). "Hazardous Materials Activities" shall mean the use, generation, storage, disposal and/or transportation of Hazardous Materials by Lessee or Lessee's employees, agents, contractors, licensees and/or invitees.

          b) Lessor and Lessee hereby acknowledge and agree that Lessee shall be allowed to conduct or cause to be conducted any Hazardous Materials Activities related to Lessee's business on, under or about the Premises, the property, and/or the building without receiving Lessor's prior written consent. Lessee shall conduct all Hazardous Materials Activities in strict compliance (at Lessee's sole cost and expense) with all applicable Regulations using all necessary and appropriate precautions. Lessee shall, within five (5) days after Lessee's execution of this Amendment, and at other times within five (5) days after receipt of Lessor's written request, provide Lessor with copies of ail documents and information, including, but not limited to, permits, registrations, manifests, applications, reports and certificates, evidencing Lessee's compliance with all applicable Regulations.

          c) Lessee shall indemnify, protect, defend (with counsel reasonably acceptable to Lessor) and hold harmless Lessor from and against any and all claims, damages, costs and liabilities (including reasonable attorney's fees and costs, and court costs) arising out of any Hazardous Material Activities. Lessor, and Lessor's representatives and employees, may enter the Premises, at
an), time during the Extension Period (including any renewal terms, as and if applicable) upon reasonable prior written notice to Lessee, in order to inspect Lessee's compliance herewith. The indemnification of Lessor by Lessee set forth in this Paragraph 12 shall survive the expiration or any earlier termination of the Lease.

     13.  Broker's Fees.  Lessor and Lessee acknowledge and agree that neither
          -------------
party is represented by a broker and shall hold harmless and indemnify the other party from any commission fees and any and all related costs and fees that may arise out of this Amendment or any extension of the term thereof.

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

     14.  Notices.  Any notice or notices required of or given by either Lessor
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or Lessee shall be in writing and shall be deemed received when sent in accordance with Lease paragraph 23 addressed to Lessor and addressed to Lessee as follows:

     To Lessor:                          with a copy to:
     ---------                           --------------
     A & R Management, et al.            A & R Management, et al.
     c/o Charles Dunn Company            9350 Wilshire Blvd., Suite 302
     800 West Sixth Street, 6th Floor    Beverly Hills, CA  90212
     Los Angeles, CA  90017              Attn:  Michael Kaplan

     To Lessee:
     ---------
     UDT Sensors, Inc.
     12525 Chadron Avenue
     Hawthorne, CA  90250
     Attn.  Ajay Mehra

     15.  Limitation of Lessor's Liability.  Notwithstanding anything to the
          --------------------------------
contrary set forth in the Lease, the obligations of Lessor, as individuals, and Lessor's partners (either general or limited) under the Lease do not constitute personal obligations. Lessee, and Lessee's successors and assigns, hereby agree not to seek recourse against the personal assets of Lessor, including any individuals and/or Lessor's partners (either general or limited) for the satisfaction of any actual or alleged liability of Lessor to Lessee under the Lease, but Lessee shall look only to Lessor's interest in the Premises for the satisfaction of any liability of Lessor to Lessee hereunder.

     16.  Counterparts.  This Amendment may be signed by any number of
          ------------
counterparts with the same effect as if the signatures to any counterpart were upon the same instrument.

     17.  Signatories.  The signatories herein below represent that s/he has the
          -----------
authority of her/his respective corporation or partnership to enter into this Amendment.

     18.  Lease to Remain in Full Force and Effect.  Except as set forth in this
          ----------------------------------------
Amendment, all terms, conditions, provisions and covenants of the Lease shall remain unchanged and in full force and effect.

                             AGREED AND ACCEPTED:


LESSOR:                                    LESSEE:

A & R Management and Development Co.,      UDT Sensors, Inc.,
a California general partnership,          a California corporation
Stanley Black and Joyce Black

By: /s/                                    By: /s/
    -----------------------------------        ----------------------------

Title:                                     Title:
       --------------------------------           -------------------------

Date:                                      Date:
      ---------------------------------          --------------------------

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